EXHIBIT 99.1


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Latitude  Solutions,  Inc.  Announces  That it has Reached  Agreements  with Two
Top-Tier Companies for the Pilot Test Deployment of its Patented Technology in the Multi-billion Dollar Coal-Fired Power Plant Utilities Industry

BOCA RATON, Fla., March 15, 2012 /PRNewswire/ --Latitude Solutions (symbol OTC:LATI.OB)announced today that it is deploying their patented Integrated Water Systems(tm) (IWS) technology to service Coal Fired Power Utilities. Coal plays a vital role in today's electricity generation worldwide. Coal-fired power plants currently fuel 41% of global electricity and the importance of coal to electricity generation worldwide is set to continue, with coal fuelling 44% of global electricity by 2030. Latitude Solutions patented Electro Precipitation(tm) solutions can mediate the entire supply chain of the Coal Fired Power Plant's water conservation and water remediation processes by treating high volumes of water for reuse and a more environmentally safe and sustainable discharge at a lower cost of operation than today's convention methods.

Mr. Jeff Wohler, Latitude's CEO states, "Latitude's entry into the utility space highlights the magnitude of our platform technologies and management's expansion plans. Our goal for 2012 is to deploy our patented technology of water remediation across multiple industries including oil & gas, food processing, paper and pulp, and medical markets. The financial goal is to achieve multiple revenue streams for Latitude Solutions."

The management team will hold a conference call with investors and shareholders on Friday, March 16th, 2012 at 10:00 am EDT. The call may be accessed by dialing 1 (800) 299 6183 and entering the access code number 20619621. A playback recording will be available from March 16, 2012 at 12:00 pm EDT to March 23, 2012 at 11:59 pm EDT by dialing 1 (888) 286 8010 and entering the access code number 97910590.

About Latitude Solutions, Inc.

Latitude Solutions, Inc. provides innovative wastewater remediation solutions worldwide to oil & gas, energy, mining, food processing, agricultural and other industrial users worldwide utilizing its patented Electro Precipitation(tm), (EP(tm)) technology. LSI's proprietary Electro Precipitation(tm), Integrated Water Systems(tm) (IWS(tm)) technology provides a sustainable solution to water related oil and gas production issues by rendering previously unusable production, flowback and other contaminated water suitable as reusable makeup water for ongoing operations, including hydraulic fracturing. This re-use process significantly reduces costs.

Safe Harbor statement

This new release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.